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                                   CONTACT:  Cynthia Lee, TCF
                                             (612) 475-7936
          Karen Ramos, American Stores       Ann Storberg, TCF
          (708) 531-6511                     (612) 475-7940
                                             David Creel, TCF Bank Illinois
                                             (630) 986-7057




                                                          FOR IMMEDIATE RELEASE

         TCF ACQUIRES BANK BRANCHES IN 76 JEWEL-OSCO STORES IN CHICAGO

     MINNEAPOLIS, Nov. 10, 1997 - TCF Financial Corporation (TCF) (NYSE:TCB) and American Stores Company (NYSE:ASC), parent company of Jewel-Osco, today announced an agreement for TCF National Bank Illinois (TCF Bank) to acquire and operate 76 branches in Jewel-Osco stores in the Chicago area presently operated by Bank of America. As part of the agreement, TCF Bank will convert existing deposits by offering TCF products to Bank of America customers and will assume the fixed assets at those 76 branches and 178 ATMs located in Jewel stores. The agreement is subject to regulatory approval and is expected to close January 30, 1998.

     "We are very excited about this opportunity, which will make TCF a dominant retail banking force in the Chicago market," said TCF Chairman and Chief Executive Officer William A. Cooper. "We will now have 124 banking facilities and 472 ATMs in the Chicago area."

     TCF Bank plans to begin operation at the 76 existing bank branches in Jewel-Osco stores on January 30, 1998. Currently, those branches have approximately $115 million in deposits. TCF Bank will hire Bank of America employees to staff the facilities. TCF Bank has agreed to open 11 more in-store branches during the remainder of 1998, and at least 25 additional facilities each year thereafter. Jewel-Osco has 184 stores in the Chicago area.

     TCF will be reimbursed for part of its operating costs in the first three years of operation at the initial 76 branches.

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     TCF's Illinois bank currently has $3.5 billion in assets and 48 bank branches. TCF presently operates 222 bank branches in five states. TCF's bank branches include 58 supermarket branches, the first opened in 1988, and have a combined $350 million in deposits and 212,000 accounts.

     American Stores is one of the nation's largest food and drug retailers. It operates 1,689 stores in 26 states, including 169 jointly operated combination stores. Its principal retail operations include Acme Markets, Jewel-Osco, Lucky Northern California Division, Lucky Southern California Division, Jewel-Osco Southwest, Osco Drug and Sav-on.

     TCF is a $9.8 billion national bank holding company based in Minneapolis. TCF's banks operate in Minnesota, Illinois, Wisconsin and Colorado as TCF National Bank, and in Michigan as Great Lakes National Bank. Other TCF affiliates include business-equipment leasing, consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.

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